LETTER OF INTENT

Re: Acquisition of the common stock of Peopleline Telecom Inc.

by

China Mobility Solutions, Inc.

and

Edward Gallagher

Peopleline Telecom Inc., a Nevada corporation with offices at Suite – 175 E 15th Ave, Vancouver, British Columbia V5T 2P6 hereinafter referred to as PPTM (Seller);

China Mobility Solutions, Inc., a Florida corporation with registered offices at 407-1270 Robson Street, Vancouver, British Columbia V6E 3Z6 hereinafter referred to as CHMS (Buyer) are the parties to this Letter of Intent.

It is intended that the parties shall describe and execute all necessary documents and will cooperate with each other to the fullest extent possible toward the objective of consummating the acquisition of PPTM by China Mobility Solutions, Inc. at the earliest possible date per the attached schedule.

It is understood by the parties to this Letter of Intent that both PPTM and CHMS are publicly owned Corporations that are reporting corporations and, as such, the acquisition would have to be approved by the majority of shareholders of both companies pursuant to applicable State laws and in compliance with the U.S. and state securities laws.

PPTM management hereby commits to refer to the acquisition plan herein outlined to the PPTM shareholders with a recommendation for approval. Material matters relating to the acquisition are as follows:

1.	Name of Peopleline Telecom Inc.

A.  The Acquisition (“Agreement”) and plan of reorganization (“Plan or Reorganization”) will provide for a change of PPTM Management upon consummation of the business combination to operate still as Peopleline Telecom Inc.

2.	Management
A. The business combination will provide for the resignation of the current officers and directors of PPTM and the election as of the acquisition date of a new Board of Directors nominated by CHMS.

3.	PeopleLine Telecom Inc.
A. PeopleLine Telecom Inc. will be the sole operating subsidiary of the business combination. All other operations of CHMS will be spun-off or discontinued.

4.	Information on Stock
A.
On the date of the Acquisition, PPTM will have two hundred million common shares, $0.001 par value, common stock authorized. That will be a condition precedent to the completion of the business combination.

B.	As of the date of acquisition, PPTM will have forty million three hundred and ninety-four thousand four hundred and twenty-seven (40,394,427) shares of its common stock outstanding.

C.	PPTM will propose to its shareholders of currently issued stock that immediately prior to the consummation of this business combination, the issued and outstanding shares will be:
1.	No more than 40,394,427 common shares held by existing shareholders of PPTM.

2.
Purchase of the Thirty million (30,000,000) PPTM shares held by four (4) existing shareholders at $0.015 per share ($450,000) to be facilitated within ninety (90) days from the date hereof.  An initial deposit of $100,000 on agreeable terms with the remaining $350,000 paid within ninety (90) days from the date hereof. Paul Fang shall act as the escrow Lawyer for this transaction.

5.
The company debt of Peopleline Telecom Inc approximating $325,000 will be the responsibility of the buyer and new management.  CHMS shall secure the approval of at least 75% of its outstanding debenture holder to the terms of this transaction.

6.	Verification of Good Standing and Other clean close considerations will be required.

A.	PPTM will submit a Certificate of Good Standing from the State of Nevada.

B.
CHMS and PPTM will represent that neither party or any of its principal officers or directors present to be proposed is subject of any sanctions imposed by any Federal or State Securities Agency, except as may otherwise be disclosed in writing and become part of the a disclosure to the PPTM shareholders as part of the agreement.

C.
PPTM and CHMS will represent in writing to each other that each party is not currently involved in or threatened by litigation to which it is aware, or if such does occur, that such has been disclosed or will be disclosed.

D.	PPTM will provide the parties a current audited financial statement through 12/31/07 and an unaudited statement as of 03/31/08.

E.
Both parties to this Letter of Intent agree to cooperate with each other in providing documentation as the other requests for use in preparation of their respective statements and the post consolidated statement.

F.
The parties shall each comply with the laws, rule and regulations of every appropriate jurisdiction as they apply without regard to the proposed acquisition, including without limitation everything incident thereto.

7.	Responsibility of Costs.

A.	PPTM agrees to pay its legal and accounting fees.

B.	CHMS agrees to pay its legal and accounting fees.

8.	Final Agreement.

This Letter of Intent IS NOT the Final Agreement ("Acquisition Agreement") between the parties, but does represent the terms and conditions, which the parties understand, will be incorporated into such an Acquisition Agreement. The Acquisition Agreement shall also contain all customary and usual warranties, covenants and indemnities. Completion of the transaction is conditional upon satisfactory completion of due diligence by both parties, respective Board of Directors and shareholders approval, if required, and other customary closing conditions.

No commitment by either party to this Letter of Intent will be binding in the event of the material discrepancy between the actual operation of financial conditions and its represented condition as disclosed in the course of the execution of the Acquisition Agreement.

9.	Jurisdiction

The Agreement will be governed by the jurisdiction of the State of Nevada.

10.	Sale of PPTM Assets.

Non-applicable.

11.	Signatures.

This Letter of Intent and the final purchase agreement may be signed in counterpart.

WHEREAS, the foregoing Letter of Intent represents the present understanding of the Parties, each shall so designate by the signature of their authorized representative on the date and place provided herein.

Dated this 5th of June, 2008
PPTM	Cina Mobility Solutions, Inc
/s/ Thompson Chu Thompson Chu	/s/ Angela Du Angela Du, President
/s/ Ida Chu Ida Chu /s/ John McDermott John McDermott /s/ Russ McDermott Russ McDermott	/s/ Edward Gallagher Edward Gallagher